EXHIBIT 99.1

RED ROBIN GOURMET BURGERS, INC. ANNOUNCES REFRANCHISING

AGREEMENT TO SUPPORT “FIRST CHOICE PLAN”

Proceeds from Sale of 30 Units to Pay Down Debt and Execute “First Choice Plan” Priorities

Red Robin to Receive $23.5 Million in Cash

ENGLEWOOD, Colo., May 28, 2026 -- Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced the sale of 30 units to Evergreen Dining LLC, an experienced multi-unit restaurant operator. These units, which are based in Washington and Western Idaho, will continue operating under the same Red Robin brand guests love and trust.

Under the terms of the agreement, Red Robin will receive $23.5 million in cash. The Company intends to use the proceeds from this transaction primarily to pay down outstanding debt while continuing to execute on the priorities outlined in its “First Choice Plan.”

Evergreen Dining’s principals have run more than 100 restaurants across multiple national brands over nearly three decades. With more than 1,200 employees across their operating entities and a support center providing accounting, HR, IT, marketing, payroll, purchasing, and real estate services, the team brings organizational depth to support the 30 Red Robin locations from day one.

Dave Pace, Red Robin's President and Chief Executive Officer said, “Since launching our First Choice Plan last year, we have been focused on finding franchise partners who share our values and commitment to delighting guests. We are confident Evergreen Dining is the right partner to accelerate growth at these locations while also helping us strengthen our balance sheet, improve our capital structure, and enhance our financial flexibility as we evaluate potential refinancing partners. This exciting next chapter with Evergreen Dining would not have been possible without our talented team members who have worked tirelessly to execute on our First Choice Plan and help us strengthen our competitive position.”

Evergreen Dining said, “Red Robin has been bringing Washingtonians and Idahoans together for moments of connection since 1969. We look forward to partnering with the talented teams in each location to solidify Red Robin’s position as the First Choice in these communities, while still offering the same juicy burgers, bottomless fries and exceptional hospitality guests have enjoyed for almost six decades.”

The transaction is expected to close in the second half of 2026, subject to customary closing conditions. The Company expects to update guidance following the close of the transaction. Further details are available in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

Parties who may be interested in exploring other franchising opportunities with Red Robin should contact Red Robin’s advisors, Brookwood Associates.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering. Sign up for the royal treatment by joining Red Robin Royalty® today and enjoy Bottomless perks and delicious rewards across nearly 500 Red Robin locations in the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

About Evergreen Dining LLC

Evergreen Dining LLC is a Washington State limited liability company formed to acquire and operate 30 Red Robin restaurants in Washington and Western Idaho. Its principals are experienced multi-unit franchise operators who have operated more than 100 restaurants across multiple national brands over nearly three decades. Evergreen Dining is supported by a support center providing accounting, HR, IT, marketing, payroll, purchasing, and real estate services, more than 1,200 employees across its operating entities, and established relationships with institutional lenders.

Forward-Looking Statements

Forward-looking statements in this press release regarding the transaction, including the anticipated timing and completion of the transaction; the Company’s intended use of net proceeds; the operation of the restaurants as franchised locations following closing; and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “could,” “should,” “will,” “outlook,” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to the following: the possibility that conditions to the closing of the transaction are not satisfied on a timely basis or at all; the possibility of changes in the anticipated timing for closing the transaction; the Company’s ability to successfully complete tactical refranchising initiatives and on favorable terms; the possibility that the Company may not fully realize the projected benefits of the transaction, including the anticipated use of net proceeds; business disruption during the pendency of or following the transaction; the impact of the transaction on the Company’s relationships with employees, franchisees, suppliers, landlords, and other third parties; the ability to extend or refinance maturing indebtedness; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; the ability to service debt and comply with credit facility covenants; costs associated with lease obligations, including potential contingent lease liability; changes in consumer behavior or preference; geographic concentration in the Western United States; and actions taken by franchisees that could harm the Company’s business or reputation. These factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements and risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Investor Contact RRGB

investor@redrobin.com

Media Contact RRGB

media@redrobin.com

OR

Devin Broda / Caroline Roseman

ICR

Devin.Broda@icrinc.com / Caroline.Roseman@icrinc.com